Exhibit 99.B18

                     SPIRIT OF AMERICA INVESTMENT FUND, INC.

               FORM OF MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

                  Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), Spirit of America Investment Fund, Inc. (the "Fund") hereby adopts this Multiple Class Plan (the "Plan") which sets forth the separate distribution arrangements and expense allocations of each Class of the Fund. This Plan has been adopted by a majority of the Board of Directors, including a majority of the independent directors of the Fund. The Board has determined that the Plan is in the best interests of each Class and the Fund as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for the Fund.

         1. The Fund may offer two classes of shares, Class A Shares and Class B Shares.

         2. Class A Shares are sold subject to a front-end sales charge of 5.25% for an investment under $100,000, 4.50% for investments of $100,000 but less than $250,000, 3.75% for investments of $250,000 but less than $500,000, and 3.00% for investments of $500,000 but less than $1,000,000. There is no sales load for investments over $1,000,000.

                  Class A Shares are subject to Rule 12b-1 distribution expenses. Class A Shares of the Fund will reimburse SSH Securities, Inc. ("SSH" or the "Distributor"), a registered broker-dealer and distributor, or others for all expenses incurred by such parties in the promotion and distribution of shares of Class A of the Fund, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses ("Distribution Fees"), as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Fund on behalf of Class A Shares or the Distributor, which form of agreement has been approved by the Directors, including the non-interested directors. The monies to be paid pursuant to any such servicing agreement shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with the purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers which are Class A shareholders ("Service Fees").

                  The maximum aggregate amount which may be reimbursed by Class A Shares of the Fund to such parties shall be 0.30% per annum of the average daily net assets attributable to Class A Shares; provided however, that payment made under any servicing agreement entered into by Class A Shares shall not exceed 0.25% per annum of the average daily net assets attributable to Class A Shares.

         3. A contingent deferred sales charge ("CDSC") is imposed on certain redemptions of Class A Shares. Redemptions of investments of $1 million or
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more of Class A Shares made within one year of purchase are subject to a CDSC of
1.00%. The charge is assessed on an amount equal to the lesser of the then current market value or the cost of the shares being redeemed. Accordingly, no sales charge is imposed on increases in net asset value above the initial purchase price. The amount of any applicable CDSC will be calculated by multiplying the lesser of the original purchase price or the net asset value of such shares at the time of redemption by 1.00%.

         4. A CDSC is imposed on certain redemptions of Class B Shares. Class B Shares which are held for eight years or more after purchase (calculated from the last day of the month in which the shares were purchased) will not be subject to any charge upon redemption. Shares redeemed sooner than eight years after purchase may, however, be subject to a CDSC upon redemption. The charge is assessed on an amount equal to the lesser of the then current market value or the cost of the shares being redeemed. Accordingly, no sales charge is imposed on increases in net asset value above the initial purchase price. The amount of any applicable CDSC will be calculated by multiplying the lesser of the original purchase price or the net asset value of such shares at the time of redemption by the applicable percentage shown in the table below:

         Redemption Within                               Percentage
         -----------------                               ----------

         First Year                                          5.75%
         Second Year                                         5.0%
         Third Year                                          4.0%
         Fourth Year                                         3.0%
         Fifth Year                                          2.0%
         Sixth Year                                          2.0%
         Seventh Year                                        1.0%
         After the Eighth Year Anniversary                   0.0%

                  Class B Shares are subject to Rule 12b-1 distribution expenses. Class B Shares of the Fund shall reimburse the Distributor or others for all expenses incurred by such parties in the promotion and distribution of Class B Shares of the Fund, for Distribution Fees, as well as any distribution or Service Fees paid to securities dealers or others who have executed a servicing agreement with the Fund on behalf of Class B Shares or the distributor, which form of agreement has been approved by the Directors, including the non-interested directors. The monies to be paid pursuant to any such servicing agreement shall be used to pay dealers or others for Service Fees.

                  The maximum aggregate amount which may be compensated by Class B Shares of the Fund to such parties pursuant to paragraph 1 shall be 1.00% per annum of the average daily net assets of Class B Shares; provided however, that payment made under any servicing agreement entered into by Class B Shares pursuant to Paragraph 1 of this Plan shall be 0.25% per annum of the average daily net assets of Class B Shares.

         5. The Fund's  Rule  12b-1  Plans  relating  to both Class A Shares and
Class B Shares shall operate in accordance with the Conduct Rules of the National Association of Securities Dealers Regulation, Inc., Article III,
Section 26(d).

         6. Certain expenses attributable to the Fund, and not to a particular class will be borne by each class on the basis of the relative aggregate net

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assets of the Fund.  Notwithstanding  the foregoing,  the investment  manager or other service provider may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

         7. Dividends and other distributions paid by each class of shares, to the extent that any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any Distribution Fees, Service Fees and class expenses allocated to a class will be borne exclusively by that class.

         8. Class B Shares held for eight years after purchase will be automatically converted into Class A Shares. The Fund will effect conversions of Class B Shares into Class A Shares only four times in any calendar year, on the fifteenth business day of the months of March, June, September and December.

         9. Each Class shall vote separately and exclusively with respect to any matter related to the respective Rule 12b-1 Plan. Each Class shall vote separately with respect to any matter that relates solely to that Class.

         10. On an ongoing basis, the directors, pursuant to their fiduciary responsibilities under the 1940 Act, and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the classes of shares. The directors, including a majority of the independent directors, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The Adviser and the Distributor shall be responsible for alerting the Board of Directors to any material conflicts that arise.

         11. All material amendments to this Plan must be approved by a majority of the directors of the Fund, including a majority of the independent directors.


Date:    January __, 1998